Press Release

Clorox Reports Fourth Quarter and Fiscal Year 2021 Results, Provides Fiscal Year 2022 Outlook

OAKLAND, Calif., Aug. 3, 2021 – The Clorox Company (NYSE: CLX) reported a 9% sales decrease and a 68% decrease in diluted net earnings per share (diluted EPS) for its fourth quarter, which ended June 30, 2021. For fiscal year 2021, the company reported sales growth of 9% and a 24% decrease in diluted EPS.

“Fiscal year 2021 was an extraordinary year for Clorox, with the pandemic putting us through the test of volatility, including rapid changes in consumer demand and inflationary pressure, which is reflected in our fourth quarter results,” said CEO Linda Rendle. “It reinforced the strength of our global portfolio, which has never been more relevant to consumers. And it showed the opportunity to accelerate our IGNITE strategy to capitalize on changing consumer trends, differentiate Clorox and win in our categories.

“In the face of a challenging environment, we continued to advance our IGNITE strategy and key priorities, including doubling our innovation investment and delivering over $120 million in cost savings in the fiscal year. We made progress on expanding production capacity, achieving our highest case fill rate since the start of the pandemic, which contributed to market share gains across the vast majority of our businesses. Our investments in e-commerce, data-driven personalization and innovation are also paying off. We’ve nearly doubled our e-commerce business in the past two years, we’re experiencing higher levels of consumer engagement and our innovation has become an increasingly meaningful contributor to top-line growth.

“As we head into fiscal year 2022, we’re laser focused on operational execution, rebuilding our margins and driving market share improvements in this dynamic environment. We’re also making key multiyear investments to accelerate our digital transformation and strengthen our capabilities and brands to drive profitable growth over the long term.”

This press release includes some non-GAAP financial measures. See "Non-GAAP Financial Information" at the end of this press release for more information.

Fiscal Fourth Quarter Results

Following is a summary of key fourth quarter results. All comparisons are with the fourth quarter of fiscal year 2020, unless otherwise stated.

●	9% sales decrease (10% organic sales[1] decrease)
●	78 cents diluted EPS (68% decrease versus year-ago quarter)
●	95 cents adjusted EPS[2] (61% decrease versus year-ago quarter)

In the fourth quarter, sales were down 9%, with decreases in three of four reportable segments. Organic sales were down 10% for the quarter. On a two-year stack basis, Clorox generated sales growth of 13%. The sales decreases were due primarily to the deceleration of shipments from peak levels during the COVID-19 pandemic, including more rapid than expected deceleration in the Health and Wellness segment. Fourth quarter sales were also negatively impacted by unfavorable price mix driven by supply improvements, which led to broader product assortment with the reintroduction of value packs. These factors were partially offset by 1 point of benefit from the July 2020 acquisition of a majority share in the company’s joint venture in the Kingdom of Saudi Arabia.

The company’s fourth quarter gross margin decreased by 970 basis points to 37.1% from 46.8% in the year-ago quarter. Gross margin performance was driven by higher manufacturing and logistics costs, increased commodity costs due to significant cost inflation, decreasing sales resulting in lower manufacturing fixed-cost absorption and unfavorable price mix, partially offset by the benefits of cost savings initiatives.

____________________

1 Organic sales growth/(decrease) is a non-GAAP measure. See “Non-GAAP Financial Information” at the end of this press release, including the reconciliation of organic sales growth/(decrease) to net sales growth/(decrease), the most comparable GAAP measure.

2 Adjusted EPS is a non-GAAP measure. See "Non-GAAP Financial Information" at the end of this press release, including the reconciliation of adjusted EPS to diluted EPS, the most comparable GAAP measure.

Clorox delivered earnings of $97 million, or 78 cents diluted EPS, compared to $310 million, or $2.41 diluted EPS, in the year-ago quarter, representing a 68% decrease in diluted earnings per share. Fourth quarter diluted EPS reflects a pre-tax noncash charge of $28 million, or 17 cents, in connection with investments and related arrangements made with a Professional Products business unit supplier. Excluding this charge, Clorox delivered diluted net earnings per share (adjusted EPS) of 95 cents, a 61% decrease versus the year-ago quarter, primarily reflecting lower sales, higher manufacturing and logistics costs, and increased commodity costs, partially offset by the benefit of cost savings initiatives.

Key Segment Results

Following is a summary of key fourth quarter results by reportable segment. All comparisons are with the fourth quarter of fiscal year 2020, unless otherwise stated.

Health and Wellness (Cleaning; Professional Products; Vitamins, Minerals and Supplements)

●	17% sales decrease
●	104% pretax earnings decrease (93% adjusted segment pretax earnings decrease3)

Sales decreased in two of three businesses, primarily reflecting lower shipments of cleaning and disinfecting products in both the retail and professional channels as consumer demand decelerated. Segment sales results were also impacted by negative product mix from the normalization of supply. Pretax earnings were down due to lower sales, gross margin contraction, higher advertising investments and the noncash charge to the Professional Products business.

Household (Bags and Wraps, Grilling, Cat Litter)

●	8% sales decrease
●	31% pretax earnings decrease

The segment had lower sales in two of three businesses – Bags and Wraps as well as Grilling – driven by unfavorable price mix and decreased shipments from moderating consumer demand. Pretax earnings decreased due to lower sales and higher manufacturing and logistics costs.

Lifestyle (Food, Water Filtration, Natural Personal Care)

●	3% sales decrease
●	22% pretax earnings decrease

Sales decreased in two of three businesses from unfavorable price mix and lower shipments in Water Filtration and Food from moderating consumer demand. Pretax earnings decreased, primarily due to higher manufacturing and logistics costs and lower sales.

International (Sales Outside the U.S.)

●	5% sales increase (1% organic sales decrease)
●	70% pretax earnings increase

Segment sales increased, driven by the benefit of higher shipments from the acquisition of a majority share in the company’s Saudi joint venture. Pretax earnings increased due to higher sales and gross margin expansion.

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3 Adjusted segment pretax earnings decrease is a non-GAAP measure. See "Non-GAAP Financial Information" at the end of this press release, including the reconciliation to the most comparable GAAP measure.

Fiscal Year 2021 Results

Following is a summary of key fiscal year 2021 results:

●	9% sales growth (9% organic sales growth)
●	$5.58 diluted EPS (24% decrease)
●	$7.25 adjusted EPS (2% decrease)

In fiscal year 2021, Clorox delivered 9% sales growth, driven primarily by higher shipments due to COVID-19 across all reportable segments. Organic sales were up 9% for the year.

Fiscal year gross margin decreased by 200 basis points to 43.6% from 45.6% in the year-ago period. The decrease was driven by higher manufacturing and logistics costs and increased commodity costs, which were partially offset by strong volume growth, the benefit of robust cost savings and the impact of lower trade promotion spending.

Clorox delivered earnings of $710 million, or $5.58 diluted EPS, compared to $939 million, or $7.36 diluted EPS, in the year-ago period, representing a 24% decrease in diluted EPS. Excluding the noncash items, adjusted EPS was $7.25, representing a 2% decrease. Adjusted EPS results primarily reflect higher manufacturing and logistics costs, partially offset by increased shipments across all four segments.

Net cash provided by operations was $1.3 billion in fiscal year 2021, compared to $1.5 billion in fiscal year 2020, representing a 17% decrease.

Clorox Provides Fiscal Year 2022 Outlook

●	2% to 6% decrease in sales (2% to 6% decrease in organic sales)
●	$5.05 to $5.35 diluted EPS range (9% to 4% decrease versus year ago)
●	$5.40 to $5.70 adjusted EPS range (26% to 21% decrease versus year ago)
Excludes the strategic investment in digital capabilities and productivity enhancements detailed below.
●	Gross margin down by 300 to 400 basis points

Starting in fiscal year 2022, Clorox expects to invest approximately $500 million over the next five years, including about $90 million in fiscal year 2022, in its digital capabilities and productivity enhancements. This investment will include replacing the enterprise resource planning system, which will generate efficiencies and better position the company in supply chain, digital commerce, innovation and brand building over the long term. Of the $90 million to be invested in fiscal year 2022, about $55 million, or 35 cents, will flow through to the profit and loss statement, mostly in selling and administrative expenses.

The company’s outlook reflects the following current assumptions:

Clorox’s 2022 fiscal year sales are projected to be down 2% to 6%, reflecting lower sales in the first half – from the high single digits to low double digits – due to comparisons to 27% sales growth in the first half of fiscal year 2021. In the second half of the fiscal year, sales are expected to normalize toward the lower end of the company’s long-term sales growth target of 3% to 5%. The company expects the largest factor impacting its sales performance in fiscal year 2022 to be consumer demand, which remains uncertain. Fiscal year organic sales are projected to be down 2% to 6%.

Gross margin for the fiscal year is expected to be down 300 to 400 basis points, primarily due to higher commodity costs and manufacturing and logistics costs, most notably in transportation. These headwinds are expected to be more pronounced in the first quarter, when the company will also be lapping modern record gross margin with higher manufacturing fixed-cost absorption. The company expects sequential improvement in gross margin over the course of the fiscal year, with the assumption of a return to gross margin expansion in the fourth quarter. This assumption is based on the expectation that cost inflation will begin to moderate and that mitigating actions put into place will begin to flow through results.

Advertising and sales promotion spending for the fiscal year is anticipated to be about 10% of sales. This amount is a reflection of the company’s ongoing commitment to invest behind its brands.

Fiscal year selling and administrative expenses are expected to be approximately 15% of sales, about 1% of which is for the planned investments in digital capabilities and productivity enhancements.

The company’s effective tax rate is projected to be between 22% and 23%. The year-over-year increase primarily reflects lapping several one-time benefits in the prior fiscal year.

Net of these factors, Clorox anticipates fiscal year 2022 diluted EPS to be between $5.05 and $5.35, a decrease of between 9% and 4%, respectively. Adjusted EPS is projected to be between $5.40 and $5.70, a decrease of between 26% and 21%, respectively. Starting in the first quarter, adjusted EPS will exclude the long-term strategic investment in digital capabilities and productivity enhancements to provide greater visibility into the underlying operating performance of the overall business.

“I’m pleased that we delivered another strong sales year in a highly volatile environment,” said Chief Financial Officer Kevin Jacobsen. “We’re addressing near-term headwinds head on, prioritizing strong execution of the plans we have in place to rebuild our margins, including pricing in key areas of our portfolio as well as our hallmark cost savings program. At the same time, we’re supporting the long-term health of our business, with strong investments behind our brands and to further enhance our capabilities to deliver superior consumer value and sustainable growth.”

For More Detailed Financial Information

Visit the company’s Financial Information: Quarterly Results section of the company’s website at TheCloroxCompany.com for the following:

●	Supplemental unaudited volume and sales growth information
●	Supplemental unaudited gross margin driver information
●	Supplemental unaudited cash flow information and free cash flow reconciliation
●	Supplemental unaudited reconciliation of earnings before interest and taxes (EBIT) and adjusted EBIT

Note: Percentage and basis-point, or point, changes noted in this press release are calculated based on rounded numbers, except for per-share data and the effective tax rate. Supplemental materials are available in the Financial Information: Quarterly Results section of the company’s website at TheCloroxCompany.com.

The Clorox Company

The Clorox Company (NYSE: CLX) is a leading multinational manufacturer and marketer of consumer and professional products with about 9,000 employees worldwide and fiscal year 2021 sales of $7.3 billion. Clorox markets some of the most trusted and recognized consumer brand names, including its namesake bleach and cleaning products; Pine-Sol® cleaners; Liquid-Plumr® clog removers; Poett® home care products; Fresh Step® cat litter; Glad® bags and wraps; Kingsford® grilling products; Hidden Valley® dressings and sauces; Brita® water-filtration products; Burt's Bees® natural personal care products; and RenewLife®, Rainbow Light®, Natural Vitality CALM™, and NeoCell® vitamins, minerals and supplements. The company also markets industry-leading products and technologies for professional customers, including those sold under the CloroxPro™ and Clorox Healthcare® brand names. More than 80% of the company’s sales are generated from brands that hold the No. 1 or No. 2 market share positions in their categories.

Clorox is a signatory of the United Nations Global Compact and the Ellen MacArthur Foundation’s New Plastics Economy Global Commitment. The company has been broadly recognized for its corporate responsibility efforts, included on the Barron’s 2020 100 Most Sustainable Companies list, 2021 Bloomberg Gender-Equality Index, the Human Rights Campaign’s 2021 Corporate Equality Index and the 2021 Parity.org Best Places for Women to Advance list, among others. In support of its communities, The Clorox Company and its foundations contributed about $20 million in combined cash grants, product donations and cause marketing in fiscal year 2021. For more information, visit TheCloroxCompany.com and follow the company on Twitter at @CloroxCo.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, among others, statements related to the expected or potential impact of the novel coronavirus (COVID-19) pandemic, and the related responses of governments, consumers, customers, suppliers, employees and the company, on the company’s business, operations, employees, financial condition and results of operations, and any such forward-looking statements, whether concerning the COVID-19 pandemic or otherwise, involve risks, assumptions and uncertainties. Except for historical information, statements about future volumes, sales, organic sales growth, foreign currencies, costs, cost savings, margins, earnings, earnings attributable to the company, earnings per share, diluted earnings per share, foreign currency exchange rates, tax rates, cash flows, plans, objectives, expectations, growth or profitability are forward-looking statements based on management’s estimates, beliefs, assumptions and projections. Words such as “could,” “may,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “predicts,” and variations on such words, and similar expressions that reflect the company’s current views with respect to future events and operational, economic and financial performance are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management’s expectations, or could affect the company’s ability to achieve its strategic goals, are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020, as updated from time to time in the company’s Securities and Exchange Commission filings. These factors include, but are not limited to, the uncertainties relating to the continued impact of COVID-19 on the company’s business, operations, employees, financial condition and results of operations as well as: intense competition in the company’s markets; the impact of the changing retail environment, including the growth of alternative retail channels and business models, and changing consumer preferences; the impact of COVID-19 on the availability of, and efficiency of the supply, manufacturing and distribution systems for, the company’s products, including any significant disruption to such systems; volatility and increases in commodity costs such as resin, sodium hypochlorite and agricultural commodities, and increases in energy, transportation, labor or other costs; long-term changes in consumer preference or demand for the company’s products as a result of any shortages or lack of availability of any products in the near-term; risks related to supply chain issues and product shortages as a result of reliance on a limited base of suppliers and the significant increase in demand for disinfecting and other products due to the COVID-19 pandemic; dependence on key customers and risks related to customer consolidation and ordering patterns; risks related to the company’s use of and reliance on information technology systems, including potential security breaches, cyber-attacks, privacy breaches or data breaches that result in the unauthorized disclosure of consumer, customer, employee or company information, or service interruptions, especially at a time when a large number of the company’s employees are working remotely and accessing its technology infrastructure remotely; risks relating to acquisitions, including the recent acquisition of the majority interest in the company’s Saudi joint venture, new ventures and divestitures, and associated costs, including for asset impairment charges related to, among others, intangible assets, including trademarks, and goodwill, in particular the impairment charges relating to the carrying value of the company’s Vitamins, Minerals and Supplements business; unfavorable worldwide, regional and local economic and financial market conditions, including as a result of fear of exposure to or actual impacts of a widespread disease outbreak, such as COVID-19; effects of inflationary pressures; the company’s ability to maintain its business reputation and the reputation of its brands and products; lower revenue, increased costs or reputational harm resulting from government actions and regulations; the ability of the company to successfully manage global political, legal, tax and regulatory risks, including changes in regulatory or administrative activity; the ability of the company to drive sales growth, increase prices and market share, grow its product categories and manage favorable product and geographic mix; risks related to international operations and international trade, including foreign currency fluctuations, such as devaluations, and foreign currency exchange rate controls, including periodic changes in such controls; changes in U.S. immigration or trade policies, including the imposition of new or additional tariffs; labor claims and labor unrest; impact of the United Kingdom’s exit from the European Union; government-imposed price controls or other regulations; potential negative impact and liabilities from the use, storage and transportation of chlorine in certain international markets where chlorine is used in the production of bleach; widespread health emergencies, such as COVID-19; and the possibility of nationalization, expropriation of assets or other government action; the facilities of the company and its suppliers being subject to disruption by events beyond the company’s control, including work stoppages, cyber-attacks, natural disasters, disease outbreaks or pandemics, such as COVID-19, and terrorism; the ability of the company to innovate and to develop and introduce commercially successful products, or expand into adjacent categories and countries; the impact of product liability claims, labor claims and other legal, governmental or tax proceedings, including in foreign jurisdictions and in connection with any product recalls; the ability of the company to implement and generate cost savings and efficiencies; the success of the company’s business strategies; risks related to additional increases in the estimated fair value of The Procter & Gamble Company’s interest in the Glad business; the accuracy of the company’s estimates and assumptions on which its financial projections, including any sales or earnings guidance or outlook it may provide from time to time, are based; the company’s ability to attract and retain key personnel; environmental matters, including costs associated with the remediation and monitoring of past contamination, and possible increases in costs resulting from actions by relevant regulators, and the handling and/or transportation of hazardous substances; increased focus by governmental and non-governmental organizations, customers, consumers and investors on sustainability issues, including those related to climate change; the company’s ability to effectively utilize, assert and defend its intellectual property rights; any infringement or claimed infringement by the company of third-party intellectual property rights; the effect of the company’s indebtedness and credit rating on its business operations and financial results; the company’s ability to access capital markets and other funding sources, as well as continued or increased market volatility; the company’s ability to pay and declare dividends or repurchase its stock in the future; uncertainties relating to tax positions, tax disputes and any changes in tax rates and regulations on the company; the company’s ability to maintain an effective system of internal controls; the impacts of potential stockholder activism; and risks related to the company’s discontinuation of operations in Venezuela.

The company’s forward-looking statements in this press release are based on management’s current views, beliefs, assumptions and expectations regarding future events and speak only as of the date of this press release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Non-GAAP Financial Information

●	This press release contains non-GAAP financial information related to organic sales growth/(decrease) and adjusted EPS for the fourth quarter of fiscal year 2021 and for the fiscal year 2021, organic sales growth/(decrease) and adjusted EPS outlook for fiscal year 2022, and Health and Wellness adjusted segment pretax earnings decrease for the fourth quarter of fiscal year 2021.
●	Clorox defines organic sales growth/(decrease) as GAAP net sales growth/(decrease) excluding the effect of foreign exchange rate changes and any acquisitions or divestitures.
●	Organic sales growth/(decrease) outlook for fiscal year 2022 excludes the impact of foreign currency exchange rate changes, which the company currently expects to have only a limited impact on GAAP net sales growth/(decrease).
●	Management believes that the presentation of organic sales growth/(decrease) is useful to investors because it excludes sales from any acquisitions and divestitures, which results in a comparison of sales only from the businesses that the company was operating and expects to continue to operate throughout the relevant periods, and the company’s estimate of the impact of foreign exchange rate changes, which are difficult to predict and out of the control of the company and management. However, organic sales growth/(decrease) may not be the same as similar measures provided by other companies due to potential differences in methods of calculation or differences in which items are incorporated into these adjustments.
●	Adjusted EPS is defined as diluted earnings per share that excludes or has otherwise been adjusted for significant items that are nonrecurring or unusual.
●	Adjusted EPS is supplemental information that management uses to help evaluate the company’s historical and prospective financial performance. Management believes that by adjusting for certain nonrecurring or unusual items, such as significant losses/(gains) related to acquisitions, impairment charges and other nonrecurring or unusual items, investors and management are able to gain additional insight into the company’s underlying operating performance on a consistent basis over time. However, adjusted EPS may not be the same as similar measures provided by other companies due to potential differences in methods of calculation or differences in which items are incorporated into these adjustments.
●	Adjusted segment pretax earnings decrease is defined as decrease in earnings (losses) before income taxes excluding the impact of certain nonrecurring or unusual items. Adjusted segment pretax earnings decrease of the Health and Wellness segment for the fourth quarter of fiscal year 2021 was 93%, which reflects a deduction of 11% related to a $28 noncash charge from the 104% GAAP pretax earnings decrease of the Health and Wellness segment for the fourth quarter of fiscal year 2021. The percentage changes are versus the year-ago period. Management believes that presentation of the adjusted segment pretax earnings decrease for the Health and Wellness segment is useful to investors to assess operating performance on a consistent basis by removing the impact of charges it believes do not directly reflect performance of the segment’s underlying operations.

The following tables provide reconciliations of organic sales growth/(decrease) (non-GAAP) to net sales growth/(decrease) (GAAP), the most comparable GAAP measure:

	Three Months Ended June 30, 2021
	Percentage change versus the year-ago period
	Health and Wellness	Household	Lifestyle	International	Total
Net sales growth / (decrease) (GAAP)	(17)%	(8)%	(3)%	5%	(9)%
Add: Foreign Exchange	—	—	—	1	—
Add/(Subtract): Divestitures/Acquisitions	—	—	—	(7)	(1)
Organic sales growth / (decrease) (non-GAAP)	(17)%	(8)%	(3%)	(1%)	(10)%

	Twelve Months Ended June 30, 2021
	Percentage change versus the year-ago period
	Health and Wellness	Household	Lifestyle	International	Total
Net sales growth / (decrease) (GAAP)	8%	10%	6%	14%	9%
Add: Foreign Exchange	—	—	—	3	1
Add/(Subtract): Divestitures/Acquisitions	—	—	—	(8)	(1)
Organic sales growth / (decrease) (non-GAAP)	8%	10%	6%	9%	9%

The following tables provide reconciliations of adjusted diluted earnings per share (non-GAAP) to diluted earnings per share, the most comparable GAAP measure:

Adjusted Earnings Per Share (EPS)
(Dollars in millions except per share data; shares in thousands)

	Diluted Earnings Per Share
	Three Months Ended June 30
	2021	2020	% Change
As reported (GAAP)	$0.78	$2.41	(68%)
Professional Products supplier charge (a)	0.17	$-
As adjusted (Non-GAAP)	$0.95	$2.41	(61%)

	Diluted Earnings Per Share
	Twelve Months Ended June 30
	2021	2020	% Change
As reported (GAAP)	$5.58	$7.36	(24%)
Professional Products supplier charge(a)	0.17	-
VMS impairment(b)	2.10	-
Saudi JV acquisition gain(c)	(0.60)	-
As adjusted (Non-GAAP)	$7.25	$7.36	(2%)

	Full Year 2022 Outlook (Estimated Range)
	Diluted Earnings Per Share
	Low	High
As estimated (GAAP)	$5.05	$5.35
Digital and other capabilities investments (d)	0.35	0.35
As adjusted (Non-GAAP)	$5.40	$5.70

(a) During the quarter ended June 30, 2021, noncash charges of $28 ($21 after tax) were recorded in connection with investments and related arrangements made with a Professional Products SBU supplier.

(b) During the year ended June 30, 2021, noncash impairment charges of goodwill, trademarks and other assets were recorded of $329 ($267 after tax) related to the VMS SBU.

(c) On July 9, 2020, the company increased its investment in each of the two entities comprising its joint venture in the Kingdom of Saudi Arabia (Saudi joint venture). As a result of this transaction, a noncash non-recurring net gain was recognized of $82 ($76 after tax) in Other (income) expense, net in the quarter ended September 30, 2020, primarily due to the remeasurement of the carrying value of the company’s previously held equity investment to fair value.

(d) In FY22, the company expects to incur approximately $55 ($42 after tax) of operating expenses related to its digital capabilities and productivity enhancements investment.

Media Relations
Naomi Greer, naomi.greer@clorox.com
Aileen Zerrudo, aileen.zerrudo@clorox.com

Investor Relations
Lisah Burhan, lisah.burhan@clorox.com
Scott Saul, scott.saul@clorox.com

For recent presentations made by company management and other investor materials, visit Investor Events on the company’s website.

Condensed Consolidated Statements of Earnings (Unaudited)
Dollars in millions, except per share data

	Three Months Ended		Twelve Months Ended
	6/30/2021	6/30/2020	6/30/2021	6/30/2020
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$1,802	$1,983	$7,341	$6,721
Cost of products sold	1,134	1,054	4,142	3,658
Gross profit	668	929	3,199	3,063

Selling and administrative expenses	260	279	1,004	969
Advertising costs	224	214	790	675
Research and development costs	45	42	149	145
Goodwill, trademark and other asset impairments	-	-	329	-
Interest expense	25	25	99	99
Other (income) expense, net	13	(26)	(72)	(10)
Earnings before income taxes	101	395	900	1,185
Income taxes	1	85	181	246
Net earnings	100	310	719	939
Less: Net earnings attributable to noncontrolling interests	3	-	9	-
Net earnings attributable to Clorox	$97	$310	$710	$939

Net earnings per share attributable to Clorox
Basic net earnings per share	$0.79	$2.45	$5.66	$7.46
Diluted net earnings per share	$0.78	$2.41	$5.58	$7.36

Weighted average shares outstanding (in thousands)
Basic	124,106	126,387	125,570	125,828
Diluted	125,385	128,494	127,299	127,671

Reportable Segment Information
(Unaudited)
Dollars in millions

	Net sales			Earnings (losses) before income taxes
	Three Months Ended			Three Months Ended
	6/30/2021	6/30/2020	% Change(1)	6/30/2021	6/30/2020	% Change(1)
Health and Wellness (2)	$670	$805	-17%	$(10)	$252	-104%
Household	560	612	-8%	109	157	-31%
Lifestyle	290	298	-3%	61	78	-22%
International	282	268	5%	17	10	70%
Corporate	-	-	-	(76)	(102)	-25%
Total	$1,802	$1,983	-9%	$101	$395	-74%

	Net sales			Earnings (losses) before income taxes
	Twelve Months Ended			Twelve Months Ended
	6/30/2021	6/30/2020	% Change(1)	6/30/2021	6/30/2020	% Change(1)
Health and Wellness (2) (3)	$2,980	$2,749	8%	$305	$766	-60%
Household	1,981	1,795	10%	375	347	8%
Lifestyle	1,218	1,154	6%	320	320	0%
International (4)	1,162	1,023	14%	201	116	73%
Corporate	-	-	-	(301)	(364)	-17%
Total	$7,341	$6,721	9%	$900	$1,185	-24%

(1) Percentages based on rounded numbers.

(2) During the quarter ended June 30, 2021, noncash charges of $28 ($21 after tax) were recorded in connection with investments and related arrangements made with a Professional Products SBU supplier.

(3) The earnings (losses) before income taxes for the Health and Wellness segment includes $329 noncash impairment charges for the Vitamins, Minerals and Supplements strategic business unit for the twelve months ended June 30, 2021.

(4) On July 9, 2020, the company increased its investment in each of the two entities comprising its joint venture in the Kingdom of Saudi Arabia (Saudi joint venture). As a result of this transaction, a noncash nonrecurring net gain was recognized of $82 ($76 after tax) in Other (income) expense, net in the quarter ended September 30, 2020, primarily due to the remeasurement of the carrying value of the company’s previously held equity investment to fair value.

Condensed Consolidated Balance Sheets
Dollars in millions

	6/30/2021	6/30/2020
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$319	$871
Receivables, net	604	648
Inventories, net	752	454
Prepaid expenses and other current assets	154	47
Total current assets	1,829	2,020
Property, plant and equipment, net	1,302	1,103
Operating lease right-of-use assets	332	291
Goodwill	1,575	1,577
Trademarks, net	693	785
Other intangible assets, net	225	109
Other assets	378	328
Total assets	$6,334	$6,213

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$300	$-
Current operating lease liabilities	81	64
Accounts payable and accrued liabilities	1,675	1,329
Income taxes payable	-	25
Total current liabilities	2,056	1,418
Long-term debt	2,484	2,780
Long-term operating lease liabilities	301	278
Other liabilities	834	767
Deferred income taxes	67	62
Total liabilities	5,742	5,305

Stockholders’ equity
Preferred stock	-	-
Common stock	131	159
Additional paid-in capital	1,186	1,137
Retained earnings	1,036	3,567
Treasury stock	(1,396)	(3,315)
Accumulated other comprehensive net (loss) income	(546)	(640)
Total Clorox stockholders’ equity	411	908
Noncontrolling interests	181	-
Total stockholders’ equity	592	908
Total liabilities and stockholders’ equity	$6,334	$6,213